Filed Pursuant to Rule 433

Registration No. 333-253385

March 9, 2021

FREE WRITING PROSPECTUS

(To Prospectus dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

Stock Linked Underlying Supplement dated February 23, 2021)

Linked to a basket consisting of the Equity Securities of JPMorgan Chase & Co. (25.00%) | Bank of America Corporation (25.00%) | United Continental Holdings Inc. (25.00%) | and Southwest Airlines Co. (25.00%) (the “Reference Asset”)

►	Call Premium of 2.00% per quarter (equivalent to 8.00% per annum)

►	Callable quarterly at the principal amount plus the applicable Call Premium on any Observation Date on or after March 16, 2022 if the Observation Value of the Reference Asset is at or above the Call Threshold

►	If the Notes are not called and the Reference Asset declines by less than or equal to 40.00%, you will receive your principal amount (a zero return)

►	If the Notes are not called and the Reference Asset declines by more than 40.00%, there is full exposure to declines in the Reference Asset, and you will lose all or a portion of your principal amount.

►	Approximate 5 year term if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Barrier Notes with Step-up Premium (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $820.00 and $920.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 5 year term if not called.
Reference Asset	A basket consisting of the following: the common stock of JPMorgan Chase & Co. (Ticker: JPM), the common stock of Bank of America Corporation (Ticker: BAC), the common stock of the United Continental Holdings Inc. (Ticker: UAL) and the common stock of Southwest Airlines Co. (Ticker: LUV) (each, a “Reference Asset Component” and together, the “Reference Asset Components”):
Component Weight:	25.00%
Call Feature	The Notes will be automatically called if the Observation Value is at or above the Call Threshold on any Call Observation Date on or after March 16, 2022. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium payable on the corresponding Call Payment Date(2)
Call Threshold	100.00% of the Initial Value
Call Premium	2.00% (to be determined on the Pricing Date) multiplied by the number of quarters elapsed from the Trade Date to the applicable Observation Date that the Notes are called)(2)
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return on the Final Valuation Date is less than 0.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

■ If the Reference Return on the Final Valuation Date is less than -40.00%:

$1,000 + ($1,000 × Reference Return).
If the Notes are not called and the Final Value is less than the Barrier Value, you will not receive a Call Premium and will lose up to 100% of the Principal Amount at maturity.

Reference Return	On the relevant Call Observation Date, including the Final Valuation Date, the Reference Return will equal the sum of the following products: each Reference Asset Component Return multiplied by the Component Weight
Reference Asset Component Return:	The quotient, expressed as a percentage, calculated as follows: Observation Component Value – Initial Component Value Initial Component Value
Initial Component Value	With respect to each Reference Asset Component, its Official Closing Price on the Pricing Date, as determined by the calculation agent.
Observation Component Value	With respect to each Reference Asset Component, its Official Closing Price on a the relevant Call Observation Date, including the Final Valuation Date(2)
Initial Value	Set to 100 on the Pricing Date.
Observation Value	On the relevant Call Observation Date, including the Final Valuation Date: 100 × (1 + Reference Return)
Final Value	The Observation Value on the Final Valuation Date
Barrier Value	60.00% of the Initial Value
Trade Date	March 16, 2021
Pricing Date	March 16, 2021
Original Issue Date	March 19, 2021
Final Valuation Date(3)	March 16, 2026
Maturity Date(3)	March 19, 2026
CUSIP/ISIN	40438C3M1/US40438C3M10

The Notes

The Notes may be suitable for investors who believe that the value of the Reference Asset will not decrease significantly over the term of the Notes.

If the Observation Value is at or above the Call Threshold on any Call Observation Date beginning on March 16, 2022, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Call Premium on the corresponding Call Payment Date.

If the Notes are not called and the Final Value is greater than or equal to the Barrier Value, you will receive a Payment at Maturity equal to 100% of the Principal Amount.

If the Notes are not called and the Final Value is less than the Barrier Value, you not receive the Call Premium and will lose 1% of your principal for every 1% decline of the Reference Asset from the Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity.

(1) As more fully described on page FWP-4.

(2) See “Call Observation Dates, Call Payment Dates, Call Premiums and Call Threshold” on page FWP-5.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement

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Illustration of Payment Scenarios
Your payment on the Notes will depend on whether the Notes have been called, including on the Final Valuation Date, and whether the Final Value is greater than or equal to the Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value is less than the Barrier Value.

Information about the Reference Asset
JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. Shares of the common stock of JPMorgan Chase & Co. trade and are listed on the NYSE under the symbol “JPM.”
Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary. Shares of the common stock of Bank of America Corporation trade and are listed on the NYSE under the symbol “BAC.”

United Airlines Holdings, Inc. operates as a holding company. The company, through its subsidiaries, provides air transportation services. The company owns and manages airlines that transports people and cargos. Shares of the common stock of the United Continental Holdings Inc. trade and are listed on the NYSE under the symbol “UAL.”

Southwest Airlines Co. is a domestic airline that provides primarily short-haul, high-frequency, point-to-point service. The company offers flights throughout the United States. Shares of the common stock of Southwest Airlines Co. trade and are listed on the NYSE under the symbol “LUV.”
The graphs above illustrate the performance of the Reference Asset Components from March 3, 2011 through March 3, 2021. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-15 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc.
Autocallable Barrier Notes with Step-up Premium

This document relates to a single offering of Autocallable Barrier Notes with Step-up Premium. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	A basket consisting of the following: the common stock of JPMorgan Chase & Co. (Ticker: JPM), the common stock of Bank of America Corporation (Ticker: BAC), the common stock of United Continental Holdings Inc. (Ticker: UAL) and the common stock of Southwest Airlines Co. (Ticker: LUV) (each, a “Reference Asset Component” and together, the “Reference Asset Components”)
Component Weight:	25.00%
Trade Date:	March 16, 2021
Pricing Date:	March 16, 2021
Original Issue Date:	March 19, 2021
Final Valuation Date:	March 16, 2026, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:

3 business days after the Final Valuation Date, expected to be March 19, 2026. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Call Feature:	If the Observation Value is at or above the Call Threshold on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return on the Final Valuation Date is less than 0.00% but greater than or equal to
-40.00%:

$1,000 (a zero return)

■ If the Reference Return on the Final Valuation Date is less than -40.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called, you will not receive a Call Premium, and if the Final Value is less than the Barrier Value, you will lose up to 100% of the Principal Amount.

Reference Return	On the relevant Call Observation Date, including the Final Valuation Date, the Reference Return will equal the sum of the following products: each Reference Asset Component Return multiplied by the Component Weight
Reference Asset Component Return:	The quotient, expressed as a percentage, calculated as follows: Observation Component Value – Initial Component Value Initial Component Value
Initial Component Value:	With respect to each Reference Asset Component, its Official Closing Price on the Pricing Date, as determined by the calculation agent.
Observation Component Value	With respect to each Reference Asset Component, its Official Closing Price on a the relevant Call Observation Date, including the Final Valuation Date

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Call Observation Dates, Call Payment Dates, Call Premiums and Call Threshold:	Call Observation Dates	Call Payment Dates	Call Premium	Call Threshold
	March 16, 2022	March 21, 2022	8.00%	100.00% of its Initial Value
	June 15, 2022	June 20, 2022	10.00%	100.00% of its Initial Value
	September 14, 2022	September 19, 2022	12.00%	100.00% of its Initial Value
	December 14, 2022	December 19, 2022	14.00%	100.00% of its Initial Value
	March 15, 2023	March 20, 2023	16.00%	100.00% of its Initial Value
	June 14, 2023	June 19, 2023	18.00%	100.00% of its Initial Value
	September 14, 2023	September 19, 2023	20.00%	100.00% of its Initial Value
	December 14, 2023	December 19, 2023	22.00%	100.00% of its Initial Value
	March 14, 2024	March 19, 2024	24.00%	100.00% of its Initial Value
	June 14, 2024	June 19, 2024	26.00%	100.00% of its Initial Value
	September 16, 2024	September 19, 2024	28.00%	100.00% of its Initial Value
	December 16, 2024	December 19, 2024	30.00%	100.00% of its Initial Value
	March 14, 2025	March 19, 2025	32.00%	100.00% of its Initial Value
	June 16, 2025	June 19, 2025	34.00%	100.00% of its Initial Value
	September 16, 2025	September 19, 2025	36.00%	100.00% of its Initial Value
	December 16, 2025	December 19, 2025	38.00%	100.00% of its Initial Value
	March 16, 2026 (the Final Valuation Date)	March 19, 2026 (the Maturity Date)	40.00%	100.00% of its Initial Value

The Call Observation Dates and Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Initial Value:	Set to 100 on the Pricing Date
Observation Value:	On the relevant Call Observation Date, including the Final Valuation Date: 100 × (1 + Reference Return)
Final Value:	The Observation Value on the Final Valuation Date
Barrier Value:	60.00% of the Initial Value.
CUSIP/ISIN:	40438C3M1/US40438C3M10
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any Reference Asset Component or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the Stock-Linked Underlying Supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026622/tm217170d1_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Observation Value is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.

Call Premium

If the Notes are called on a Call Observation Date, we will pay the applicable Call Premium on the corresponding Call Payment Date, which will be 2.00% per quarter (or $20.00 for each $1,000 Principal Amount) multiplied by the number of quarters elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called. See “Call Observation Dates, Call Payment Dates and Call Premiums” on FWP-5 for the applicable Call Premiums to be paid on the corresponding Call Payment Dates. For information regarding the record dates applicable to the Call Premiums payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement.

Payment at Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return on the Final Valuation Date is less than 0.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

■ If the Reference Return on the Final Valuation Date is less than -40.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called you will not receive the Call Premium, and if the Final Value is less than the Barrier Value, will lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Observation Value will be at or above its Call Threshold on one or more of the Call Observation Dates.

▶	You seek a Call Premium based on the performance of the Reference Asset, that will be 2.00% per quarter if the Observation Value is greater than or equal to the Initial Value on any Call Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to the applicable Call Premium payable on the Notes on a given Call Payment Date.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset Components.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than -40.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Observation Value is at or above the Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the Reference Asset Components.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Observation Value will be below its Call Threshold on all of the Call Observation Dates, and the Final Value will be below the Barrier Value.

▶	You believe that the Call Premium, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to the applicable Call Premium payable on the Notes on a given Call Payment Date.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset Components.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than -40.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Observation Value is at or above the Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Reference Asset Components.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and
▶	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value is less than the Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return is less than 0.00%. You may lose up to 100% of your investment at maturity.

You may not receive the Call Premium.

The Notes may not be called, and in such a case you will not receive the Call Premium. If the Final Value is less than the Barrier Level, we will not pay you the Call Premium at maturity, you will not receive a positive return on the Notes, and you will lose some or all of your principal amount.

Your return on the Notes is limited to the Principal Amount plus the Call Premium, if any, regardless of any appreciation in the value of any Reference Asset Component.

If the Notes are called, for each $1,000 Principal Amount, you will receive $1,000 the plus the applicable Call Premium, regardless of any appreciation in the value of the Reference Asset or any Reference Asset Component, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Reference Asset during the term of the Notes.

Change in the value of one Reference Asset Component may be offset by a change in the value of any other Reference Asset Component.

A change in the value of one Reference Asset Component on the Final Valuation Date may not correlate with a change in the value of any other Reference Asset Component. The value of one Reference Asset Component may increase, while the value of any other Reference Asset Component may not increase as much, or may even decrease. Therefore, in calculating the level of the Reference Asset, an increase in the value of one Reference Asset Component may be moderated, or wholly offset, by a lesser increase or decrease in the value of any other Reference Asset Component.

You will not have any ownership interest in any Reference Asset Component.

As a holder of the Notes, you will not have any ownership interest in any of the Reference Asset Components, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on any the Reference Asset Components, the Notes may underperform a direct investment in the Reference Asset Components.

Higher Call Premiums or lower Barrier Values are generally associated with Reference Asset Components with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of a Reference Asset Component. The greater the expected volatility with respect to any of the Reference Asset Components on the Pricing Date, the higher the expectation as of the Pricing Date that the value of that the Observation Value of the Reference Asset could close below its Call Threshold on a Call Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Call Premiums or loss on the Notes. This greater expected risk will generally be reflected in a higher Call Premium than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value or a higher Call Premium ) than for similar securities linked to the performance of a Reference Asset with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Call Premium may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily

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indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of any Reference Asset Component can change significantly over the term of the Notes. The value of one or more Reference Asset Component, and therefore the Reference Asset for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Asset, including the potential of not receiving a Call Premium and losing some or all of your principal at maturity.

The amount payable on the Notes is not linked to the values of the Reference Asset at any time other than the Call Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Observation Value of the Reference Asset on the Call Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the Observation Value of the Reference Asset is greater than or equal to the Call Threshold during the term of the Notes other than on a Call Observation Date but then decreases on a Call Observation Date to a value that is less than the Call Threshold, the Call Premium will not be payable for the relevant Call Payment Date. Similarly, if the Notes are not called, even if the Observation Value of the Reference Asset is greater than or equal to the Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than the Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the Observation Value of the Reference Asset prior to such decrease. Although the actual Observation Value on the Maturity Date or at other times during the term of the Notes may be higher than the Observation Value on the Call Observation Dates, whether a Call Premium will be payable and the Payment at Maturity will be based solely on the Observation Value of the Reference Asset on the applicable Call Observation Dates.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to

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sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Reference Asset Components and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Value. We cannot predict the Official Closing Price of an Reference Asset Component and therefore the Observation Value on any Call Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes.

The table and examples below illustrate how the Call Premium and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Reference Asset. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Initial Value	$100.00
▶ Hypothetical Call Threshold	$100.00 (100.00% of the Initial Value)
▶ Hypothetical Barrier Value:	$60.00 (60.00% of the Initial Value)
▶ Hypothetical Call Premium:	2.00% per quarter (or $20.00 for each $1,000 Principal Amount) multiplied by the number of quarters elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called. See “Call Observation Dates, Call Payment Dates and Call Premiums” on FWP-5. The actual Call Premium will be 8.00% per annum and will be determined on the Pricing Date.

Summary of the Examples

	Notes Are Called on a Call Observation Date		Notes Are Not Called on any Call Observation Date
	Example 1	Example 2	Example 3	Example 4
Initial Value	$100.00	$100.00	$100.00	$100.00
Call Threshold	$100.00	$100.00	$100.00	$100.00
Barrier Value	$60.00	$60.00	$60.00	$60.00
Call Observation Dates	Observation Value / Percentage Change
1st Call Observation Date	$120.00 / 20.00% Call Premium: $80.00	$70.00 / -30.00% Call Premium: $0.00	$60.00/ -40.00% Call Premium: $0.00	$54.00 / -46.00% Call Premium: $0.00
2nd Call Observation Date to 9th Call Observation Date	N/A	Observation Value is below the Call Threshold Call Premium: $0.00	Observation Value is below the Call Threshold Call Premium: $0.00	Observation Value is below the Call Threshold Call Premium: $0.00
Final Valuation Date	N/A	$125.00 / 125.00% Call Premium: $400.00	$70.00 / -30.00%	$40.00 / -60.00%
Payment if Notes are Called prior to Maturity	$1,080.00	N/A	N/A	N/A
Payment at Maturity	N/A	$1,400.00	$1,000.00	$1,000 + ($1,000 x -60.00%) = $400.00
Return of the Notes	80.00%	40.00%	20.00%	-40.00%

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Example 1—The Observation Value on the first Call Observation Date is greater than or equal to the Call Threshold.

Initial Value	Observation Value
$100.00	$120.00 (120.00% of Initial Value)

Payment Upon a Call:	$1,080.00

Because the Observation Value on the first Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,080.00 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 80.00% return on the Notes. No extra payment will be made on account of the Reference Asset closing above the Initial Value.

Example 2—The Final Value on the Final Valuation Date is greater than or equal to the Call Threshold.

Initial Value	Final Value
$100.00	$125.00 (125.00% of Initial Value)

.

Payment Upon a Call:	$1,400.00

Because the Final Value on the Final Valuation Date is at or above the Call Threshold, the Notes will be called and you will receive $1,400.00 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 40.00% return on the Notes. No extra payment will be made on account of the Final Value closing above the Initial Value.

Example 3— The Notes are not called and the Final Value is greater than or equal to the Barrier Value.

Initial Value	Final Value
$100.00	$70.00 (70.00% of Initial Value)

Reference Return	-30.00%
Payment at Maturity:	$1,000.00

Because the Final Value is less than the Call Threshold but greater than or equal to the Barrier Value, you will receive $1,000.00 per Note, reflecting the Principal Amount, resulting in a 0.00% return on the Notes, even though the value of the Reference Asset has declined.

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Example 4—The Notes are not called, and the Final Value is less than the Barrier Value.

Initial Value	Final Value
$100.00	$40.00 (40.00% of Initial Value)

Reference Return:	-60.00%
Payment at Maturity:	$400.00

Because the Final Value is less than the Barrier Value, you will receive $400.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -60.00%) = $400.00

You will not receive a Call Premium, resulting in a -60.00% return on the Notes.

If the Notes are not called and the Final Value is less than the Barrier Value, you will be exposed to any decrease in the value of the Reference Asset on a 1:1 basis and could lose up to 100% of your principal at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

Description of JPM

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. Information filed by JPM with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 001-05805 or its CIK Code: 0000019617. Shares of the common stock of JPMorgan Chase & Co. trade and are listed on the NYSE under the symbol “JPM.”

Historical Performance of JPM

The following graph sets forth the historical performance of JPM based on the daily historical closing values from March 3, 2011 through March 3, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of JPM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of JPM on any Call Observation Date, including the Final Valuation Date.

Description of BAC

Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary. Information filed by BAC with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523 or its CIK Code: 000070858. Shares of the common stock of Bank of America Corporation trade and are listed on the NYSE under the symbol “BAC.”

Historical Performance of BAC

The following graph sets forth the historical performance of BAC based on the daily historical closing values from March 3, 2011 through March 3, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of BAC should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of BAC on any Call Observation Date, including the Final Valuation Date.

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Description of UAL

United Airlines Holdings, Inc. operates as a holding company. The company, through its subsidiaries, provides air transportation services. The company owns and manages airlines that transports people and cargos. Information filed by UAL with the SEC under the Securities Exchange Act of 1934 can be located by reference to its SEC file number: 001-06033 or its CIK Code: 0000100517. Shares of the common stock of the United Continental Holdings Inc. trade and are listed on the NYSE under the symbol “UAL.”

Historical Performance of UAL

The following graph sets forth the historical performance of UAL based on the daily historical closing values from March 3, 2011 through March 3, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of UAL should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of UAL on any Observation Date, including the Final Valuation Date.

Description of LUV

Southwest Airlines Co. is a domestic airline that provides primarily short-haul, high-frequency, point-to-point service. The company offers flights throughout the United States. Information filed by LUV with the SEC under the Securities Exchange Act of 1934 can be located by reference to its SEC file number: 001-07259 or its CIK Code: 0000092380. Shares of the common stock of Southwest Airlines Co. trade and are listed on the NYSE under the symbol “LUV.”

Historical Performance of LUV

The following graph sets forth the historical performance of LUV based on the daily historical closing values from March 3, 2011 through March 3, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of LUV should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of LUV on any Observation Date, including the Final Valuation Date.

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Hypothetical Performance of the Reference Asset

The following graph illustrates the hypothetical daily performance of the Reference Asset from March 3, 2011 through March 3, 2021 based on closing level information from the Bloomberg Professional® service, if the level of the Reference Asset was made to equal 100 on March 3, 2011. The hypothetical performance reflects the performance the Reference Asset would have exhibited based on the actual historical performance of the Reference Asset Components. Neither the hypothetical performance of the Reference Asset nor the actual historical performance of any Reference Asset Component should be taken as indications of future performance.

We cannot give you assurance that the performance of the Reference Asset will result in the return of your initial investment. You may lose up to 100% of your investment.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Asset Component Return of a Reference Asset Component, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to a Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day preceding the date of acceleration, the determination of the final Observation Component Value of such Reference Asset Component will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Reference Asset Component occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. If the Notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any Reference Asset Component would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any Reference Asset Component were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to

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information filed with the SEC and other authorities by any Reference Asset Component and consult your tax advisor regarding the possible consequences to you if any Reference Asset Component is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Reference Asset Component or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Reference Asset Component or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS
Free Writing Prospectus
General	FWP-6

You should only rely on the information contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Autocallable Barrier Notes with
Step-up Premium Linked to a Basket
of the Equity Securities of
JPMorgan Chase & Co., Bank of
America Corporation, United
Continental Holdings Inc. and
Southwest Airlines Co.

March 9, 2021

Free Writing Prospectus

Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Description of the Reference Asset	FWP-15
Events of Default and Acceleration	FWP-18
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
U.S. Federal Income Tax Considerations	FWP-18

Stock-Linked Underlying Supplement

Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13

Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83

Prospectus

About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58